UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Nexity Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEXITY FINANCIAL CORPORATION

3500 Blue Lake Drive, Suite 330

Birmingham, Alabama 35243

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of Nexity Financial Corporation will be held on Thursday, April 24, 2008 at 8:00 A.M. local time, at the Cahaba Grand Conference Center, 1 HealthSouth Parkway South, Birmingham, Alabama 35243, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1.	To elect three persons as Directors;

2.	To ratify the selection of Mauldin & Jenkins Certified Public Accountants, LLC as independent public accountants for the Corporation for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only those holders of common stock of record at the close of business on February 28, 2008, shall be entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares held, shall be open for examination by any stockholder at the principal office of the Corporation for any purpose germane to the meeting. Such list will be available at least 10 days prior to the meeting.

A copy of the Corporation’s 2007 Annual Report on Form 10-K is enclosed with this Proxy Statement.

By Order of the Board of Directors

GREG L. LEE Chairman of the Board and Chief Executive Officer

Birmingham, Alabama

March 20, 2008

WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. YOUR PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

PROXY STATEMENT

NEXITY FINANCIAL CORPORATION

3500 Blue Lake Drive, Suite 330

Birmingham, Alabama 35243

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy materials relate to the Annual Meeting of Stockholders of Nexity Financial Corporation (the “Corporation” or “NXTY”) for use at the meeting to be held on Thursday, April 24, 2008 at 8:00 A.M. local time, at the Cahaba Grand Conference Center, 1 HealthSouth Parkway South, Birmingham, Alabama 35243, and at any adjournment(s) thereof. These proxy materials are being furnished by the Corporation in connection with a solicitation of proxies by the Corporation’s Board of Directors (the “Board”) and are being mailed on or about March 20, 2008.

Who May Vote at the Annual Meeting

These proxy materials are provided to holders of the Corporation’s common stock who were holders of record on February 28, 2008 (the “Record Date”). Only the Corporation’s common stockholders of record on the Record Date are entitled to vote at the Annual Meeting. On the Record Date, 7,769,394 shares of the Corporation’s common stock were outstanding.

Voting and Proxy Procedures

Each share of the Corporation’s common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. Proxy cards are enclosed to facilitate voting. The shares represented by the accompanying proxy will be voted if the proxy is properly executed and received by the Corporation prior to the time of the meeting.

If you are a stockholder whose shares are registered in your name, you may vote (i) by completing, signing, dating and mailing the enclosed proxy card in the envelope provided, (ii) electronically via the Internet or by telephone by following the instructions included with the proxy card, or (iii) by attending the Annual Meeting and voting your shares in person.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

All proxies delivered pursuant to this solicitation are revocable at any time prior to the exercise thereof at the option of the persons executing them by executing a subsequently dated proxy, or by written notice delivered to the Secretary of the Corporation prior to the time a vote is taken or by attendance at the meeting and giving notice at the meeting either to the Secretary or the inspectors of the revocation of the proxy. Unless revoked, properly executed proxies will be voted in accordance with the instructions contained therein. Proxies, which contain no instructions, will be voted “FOR” the proposals and on any other matter to come before the meeting (which is not now anticipated) in the discretion of the proxy holders.

You may abstain or withhold your vote (collectively, “abstentions”) with respect to each item submitted for stockholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting in favor of any proposal brought before the Annual Meeting. Since the election of directors is determined by the votes cast at the Annual Meeting, abstentions will not affect such election.

Generally, a broker is entitled to vote shares held in “street name” on routine matters without instructions from the beneficial owner of such shares. On the other hand, a broker may not be entitled to vote shares held in

“street name” on certain non-routine matters absent instructions from the beneficial owner of such shares (a “broker nonvote”). If a broker votes on any proposal submitted for stockholder approval, even if the broker may not vote on all proposals, then all shares so voted will be counted as present for purposes of determining the existence of a quorum and the broker nonvotes, if any, will be treated as having not voted in favor of the relevant proposal. Generally, there will be no “broker nonvotes” in the election of directors because the election of directors is a matter for which a broker may exercise its discretion.

Presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Meeting or any adjournment thereof.

The Corporation does not intend to present any matters for action other than those listed in the Notice of Annual Meeting and has not been informed that any persons intend to present any other matters for action at the meeting. However, if any other matters are properly brought before the meeting, the persons designated as proxies will vote in accordance with their discretion on such matters.

The entire cost of this solicitation will be borne by the Corporation. The Corporation, through its directors, officers, and regular employees, may solicit proxies personally or by telephone, in addition to solicitation by mail, but without additional compensation for such solicitation. The Corporation may request brokers and others to send the Proxy Statement and the proxy material to the beneficial owners of the shares and may reimburse them for their reasonable expense in doing so.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

At the close of business on February 28, 2008, the record date, the Corporation had 50,000,000 shares of common stock authorized, $0.01 par value per share, of which 7,769,394 shares were issued and outstanding, and 1,962,079 shares were subject to options of which 1,703,174 were exercisable within sixty days. The Corporation’s common stock is the only class of stock outstanding and each share is entitled to one vote. Only the holders of record of common stock of the Corporation at the close of business on February 28, 2008, are entitled to notice of and vote on the matters to come before the Annual Meeting of Stockholders or any adjournment thereof.

As of February 28, 2008, Greg L. Lee, Chairman of the Board and Chief Executive Officer owned 473,537 (5.00%) shares of the Corporation’s outstanding common stock and stock options exercisable within sixty days. The Corporation knows of no other person or group that owns beneficially more than 5% of our common stock, except for T. Rowe Price Associates, Inc. The beneficial ownership of these shareholders is described in the 5% Beneficial Owners section of this proxy statement. As of February 28, 2008, the Board of Directors and Executive Officers of the Corporation as a group beneficially owned 2,322,448 shares (24.52%), directly and indirectly, of the Corporation’s issued and outstanding common stock and stock options exercisable within sixty days.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders who wish to have proposals included in the Corporation’s proxy statement and form of proxy for the 2009 annual meeting must submit those proposals in writing to the Corporation no later than November 25, 2008. Proposals must comply with SEC Rule 14a-8.

The Corporation’s bylaws also contain two provisions relating to the conduct of stockholders’ meetings and the submission of stockholder proposals.

The first provision requires that certain procedures be followed by a stockholder of record who wishes to present business at the annual meeting of stockholders. In order to nominate persons for the board of directors or present other business at a meeting, a stockholder must provide written notice thereof to the secretary of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting or the later of the 60th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

As it relates to director nominations, the written notice must state all information as to each nominee required to be disclosed in solicitations of proxies for election of directors under Securities and Exchange Commission regulations, including the written consent of each such nominee. As for any other business that the stockholder proposes to bring before the meeting, the written notice must contain a brief description of the business, the reasons for conducting the business at the meeting and any material interest in such business of such stockholder.

The notice must also contain the name and address of such stockholder and the class and number of shares of the Corporation owned beneficially and of record, as well as the same information for each beneficial owner who may be nominated for director.

The board of directors is not required to nominate a person designated by a stockholder in a written notice; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders’ meeting, and any stockholder may vote shares in person or by proxy for any individual such stockholder desires. The procedures relating to nominating directors and presenting other business at a stockholders’ meeting may only be used by a stockholder who is a stockholder of record at the time of the giving of the notice by the stockholder to the Secretary of the Corporation.

The second provision of the Corporation’s bylaws relates to the conduct of the business at a stockholders’ meeting. Under that provision, the board of directors of the Corporation has the authority to adopt rules for the conduct of meetings, and, unless inconsistent with any such rules, the Chairman of the meeting may prescribe such rules, regulations and procedures as, in his judgment, are appropriate for the proper conduct of the meeting.

ELECTION OF DIRECTORS

The Certificate of Incorporation (“Certificate”) and By-Laws of the Corporation provide that the Board of Directors shall consist of a maximum of twelve (12) persons. The Board currently consists of nine directors. The Certificate and By-Laws also provide that the terms of the Board of Directors be staggered so that approximately one-third of the directors are elected each year to three-year terms. In the election of each director, each stockholder shall be entitled to one vote for each share of stock owned by him or her and directors will be elected by a plurality of votes cast.

The Board of Directors of the Corporation have proposed that the number of directors to be elected in 2008 to serve a three-year term be fixed at three and that the three nominees set out in the following section be elected for the terms indicated. All the nominees are presently serving as directors of the Corporation.

It is not contemplated that any of the nominees will be unable or unwilling for good cause to serve; but, if that should occur, it is the intention of the persons named in the proxy either to vote for such other person or persons for director as may be nominated by the Board of Directors, or to reduce the number of directors to be elected at the meeting by the number of such persons unable or unwilling to serve.

The Corporation recommends that you vote in favor of all the nominees named below for election to the Board of Directors.

NOMINEES FOR ELECTION AS DIRECTORS

Term Expiring at the 2011 Annual Meeting

Randy K. Dolyniuk, 54, has served as Founder, Chairman and Chief Executive Officer of CoastalSouth Bancshares, Inc. and its wholly owned subsidiary, CoastalStates Bank, Hilton Head Island, South Carolina since September 2003. Mr. Dolyniuk was the Market President for the South Coast Region of Carolina First Bank, Greenville, South Carolina from 1991 to 2003. He has over 30 years experience in commercial lending and community bank management. Mr. Dolyniuk was first elected a director of the Corporation in March 1999.

John J. Moran, 46, has served as Executive Vice President and Chief Financial Officer of Nexity Financial Corporation and Nexity Bank since October 1999. Mr. Moran was first elected a director of the Corporation in March 1999.

William L. Thornton, III, 49, is the Chief Executive Officer of Thornton Homes Inc. and Thornton Construction Company, Inc., Birmingham, Alabama. He has been in the real estate development and home building business for 26 years. Mr. Thornton was first elected a director of the Corporation in November 2002.

DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2009 Annual Meeting

R. Bradford Burnette, 68, retired, served as the Chairman of the Board, President and Chief Executive Officer of PAB Bankshares, Inc., Valdosta, Georgia from 1982 to 2001. Mr. Burnette continues to serve as a director of PAB Bankshares, Inc. (which is a reporting company with the SEC) and has been affiliated with Park Avenue Bank since 1968. Mr. Burnette has over 40 years of experience in commercial bank management. He previously served as a director of the Federal Home Loan Bank of Atlanta, Atlanta, Georgia. Mr. Burnette was first elected a director of the Corporation in July 2002.

Greg L. Lee, 48, has served as Chairman of the Board and Chief Executive Officer of the Corporation and Nexity Bank since March 1999. Mr. Lee was first elected a director of the Corporation in March 1999.

Tommy E. Looper, 60, is a retired banker and a banking consultant based in Myrtle Beach, South Carolina. From 1970 to 1982, he served as a bank examiner and later as the Chief Assistant to the Commissioner of Banking of the South Carolina State Board of Financial Institutions. He served as Executive Vice President and Chief Financial Officer and as a director of The Anchor Bank and Anchor Financial Corporation from 1982 until its merger with Carolina First Bank and The South Financial Group in 2000. He remained with Carolina First Bank until his retirement in 2002. Mr. Looper was first elected as a director of the Corporation in 2005.

DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2010 Annual Meeting

David E. Long, 45, has served as President of Nexity Financial Corporation and Nexity Bank since March 1999. Mr. Long was first elected a director of the Corporation in March 1999.

Denise N. Slupe, 43, owns DNS Consulting, Birmingham, Alabama (which provides investment portfolio consulting services) and manages her personal investments. She served as Vice President of The Bankers’ Bank, Atlanta, Georgia, providing asset/liability management and investment portfolio management services to correspondent banks from 1993 to 1999. Ms. Slupe was first elected a director of the Corporation in March 1999.

Mark A. Stevens, 56, has served as Founder, Chief Executive Officer and President of Atlantic Southern Financial Group, Inc. (which is a reporting company with the SEC) and its wholly owned subsidiary, Atlantic Southern Bank, Macon, Georgia since December 2001. He has over 34 years experience in commercial lending and community bank management. Mr. Stevens was first elected a director of the Corporation in May 2006.

EXECUTIVE OFFICERS

The Corporation’s executive officers that are also directors and discussed above are Greg L. Lee, David E. Long, and John J. Moran. Executive officers that are not directors include Kenneth T. Vassey and Cindy W. Russo and are discussed below.

Kenneth T. Vassey, 49, has served Nexity Bank as Executive Vice President/Senior Lending Officer from April 2006 to the present and as Senior Vice President/Senior Lending Officer from November 1999 to April 2006.

Cindy W. Russo, 50, has served Nexity Bank as Executive Vice President/Operations from April 2006 to the present, as Senior Vice President/Operations from January 2001 to April 2006, and as Vice President/Marketing from May 2000 to January 2001.

CORPORATE GOVERNANCE

Our Board of Directors. We are governed by a board of directors and various committees of the board that meet through the year. Directors discharge their responsibilities throughout the year at board and committee meetings and also through telephone contact and other communications with the chairman and chief executive officer and other officers.

Committees of the Board. Our board of directors has four standing committees: the Executive Committee, the Nominating Committee, the Audit Committee, and the Compensation Committee. The Audit Committee Charter, the Compensation Committee Charter, and the Nominating Committee Charter are available on the Corporation’s website at www.nexitybank.com under the Investor Relations tab.

Code of Ethics. We have adopted a Code of Ethics, referred to as the Code, which applies to all of our directors, officers and employees. We believe the Code is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including: the ethical handling of conflicts of interest; full, fair and accurate disclosure in filings and other public communications made by us; compliance with applicable laws; prompt internal reporting of violations of the Code; and accountability for adherence to the Code. The Code of Ethics is available on the Corporation’s website at www.nexitybank.com under the Investor Relations tab.

Director Independence. A majority of our board of directors consisted of “independent directors” in 2007 as defined under Nasdaq Marketplace Rule 4200(a)(15) and SEC Rule 10A-3(b)(1). These directors were R. Bradford Burnette, Randy K. Dolyniuk, Tommy E. Looper, Mark A. Stevens and William L. Thornton, III. Denise N. Slupe became an independent director during 2007.

Nasdaq rules require that a majority of the board of directors of a corporation whose common stock is listed on Nasdaq qualify as independent. In addition, Nasdaq rules require that the audit, compensation and nominating committees of the board consist of at least three members, all of whom are independent under Nasdaq rules.

Stockholder Communications. Stockholders may communicate with the Board of Directors, including non-management directors, by addressing their letter to the board member or members, c/o Corporate Secretary, Nexity Financial Corporation, 3500 Blue Lake Drive, Suite 330, Birmingham, AL 35243. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or any specific director or group of directors to whom the correspondence is directed.

Stockholder Nominations. The nominating committee does not have a formal policy respecting consideration of director candidates recommended by stockholders. In accordance with its charter, the committee evaluates candidates for directorships and the committee will consider candidates recommended by stockholders. Any stockholder wishing to recommend a candidate should submit such recommendation in writing to the

Corporation. The committee believes directors, whether recommended by stockholders or by the committee, should have a sufficient background in banking or business so as to bring a suitable level of experience to the board, such person should not have a background that would present issues for the Corporation’s regulators, and such person should be compatible with current directors so that the board functions efficiently, but with proper oversight required by a board. The committee believes the foregoing applies equally to candidates not recommended by stockholders.

Meeting of the Board of Directors. The Board of Directors of the Corporation, which met twelve times in 2007, has standing Executive, Nominating, Audit, and Compensation Committees. All directors attended at least 75% of the Board of Directors and Committee meetings of the Corporation during 2007, except Messrs. Stevens and Thornton attended 67% of the Audit Committee meetings. The Board of Directors has determined that a majority of the Board of Directors are independent, as contemplated in the listing standards of the Nasdaq Stock Market. The Corporation encourages, but does not require, its board members to attend its annual meeting of stockholders. In 2007, all directors attended the annual meeting.

DESCRIPTION OF THE BOARD COMMITTEES

The Executive Committee met twelve times during 2007, and consisted of David E. Long, Chairperson, Randy K. Dolyniuk, Greg L. Lee, John J. Moran, and Denise N. Slupe. The Executive Committee is responsible for corporate planning and strategic issues.

The Nominating Committee met one time during 2007, and consisted of William L. Thornton, III, Chairperson, R. Bradford Burnette, and Randy K. Dolyniuk. The charter for the Nominating Committee provides that the Nominating Committee has the responsibility to establish criteria for the selection of new directors, identify and recommend individuals qualified to serve as directors, evaluate candidates for directors by conducting necessary inquiries for independence and conflicts of interest, provide guidance as to composition and structure of committees, review compensation of non-employee directors, and annually evaluate the Board of Directors and its committees. The Nominating Committee has the ability to hire such outside advisors, including legal counsel and other experts as it deems appropriate. The Board of Directors has determined that all members of the Corporation’s Nominating Committee are independent, as contemplated in the listing standards of the Nasdaq Stock Market.

The Audit Committee met six times during 2007, and consisted of R. Bradford Burnette, Chairperson, Randy K. Dolyniuk, Tommy E. Looper, Mark A. Stevens, and William L. Thornton, III. The Board of Directors has determined that all members of the Corporation’s Audit Committee are independent, as contemplated in the listing standards of the Nasdaq Stock Market. The board believes that all of the Audit Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit Committee. The Audit Committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed.

The board of directors has adopted a written charter for the Audit Committee. The charter provides, among other things, that the Audit Committee has responsibility for the appointment, retention, and termination of the independent public accountants and the independent public accountants will report directly to the Audit Committee. The Committee will review with the independent public accountants the plan for and results of the audit engagement, maintain direct reporting responsibility and regular communication with the Corporation’s internal audit staff, review the scope and results of the internal audit procedures of the Corporation and our subsidiaries, pre-approve the services to be performed by the independent public accountants, review the degree of independence of the independent public accountants, consider the range of audit and non-audit fees, and review the adequacy of the Corporation’s system of internal accounting controls. The Committee will also review the financial statements contained in the annual and quarterly reports to stockholders with management and the independent public accountants to determine that the independent public accountants are satisfied with the disclosure and content of the financial statements to be presented to the stockholders.

The Compensation Committee met four times during 2007, and consisted of Tommy E. Looper, Chairperson, R. Bradford Burnette, Randy K. Dolyniuk, and William L. Thornton, III. The Board of Directors has determined that all members of the Corporation’s Compensation Committee are independent, as contemplated in the listing standards of the Nasdaq Stock Market. This committee has authority to determine the compensation of our executive officers and employees and administers our benefit and incentive plans. This committee also has the power to interpret the provisions of our benefit plans.

Compensation Committee Interlocks and Insider Participation

John J. Moran, Executive Vice President and Chief Financial Officer and a director of the Corporation, serves on the board of directors of CoastalSouth Bancshares, Inc., of which Randy K. Dolyniuk, a director of the Corporation, is Chairman and Chief Executive Officer. Mr. Dolyniuk serves on the compensation committee of the Corporation.

AUDIT COMMITTEE REPORT

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Board’s Audit Committee is responsible for providing independent, objective oversight of the Corporation’s accounting functions and internal controls. The Audit Committee is composed of five Directors, each of whom is independent as defined by the NASDAQ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Corporation’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this regard, the Committee meets separately from time to time with management, the head of Internal Audit and the Corporation’s outside independent auditors. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of the Corporation’s outside independent auditors, and pre-approves all audit and non-audit services to be performed by the auditor.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants and reviewed and discussed the December 31, 2007 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants the firm’s independence. In particular, the Audit Committee considered whether the provision of the services set forth below under “Audit Fees” is compatible with maintaining the independence of the auditors and determined that no independence issues arose as a result of such services.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the representations of management and the independent accountants, the Audit Committee recommended to the Board that these December 31, 2007 consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

All members of the Audit Committee concur in this report.

R. Bradford Burnette, Chairperson	Randy K. Dolyniuk	Tommy E. Looper
Mark A. Stevens	William L. Thornton, III

AUDIT FEES

The following table presents fees paid to Mauldin & Jenkins Certified Public Accountants, LLC in 2007 and 2006 for professional audit services associated with the audit of the Corporation’s annual financial statements for the years ended December 31, 2007 and 2006 and fees billed for other services in 2007 and 2006. The Audit Committee has considered whether the provision of these services is compatible with maintaining Mauldin & Jenkins Certified Public Accountants, LLC’s independence.

	2007	2006
Audit Fees (1)	$160,632	$156,104
Audit Related (2)	10,239	1,235

	$170,871	$157,339

(1) Audit fees consist of fees for the audit of the Corporation’s consolidated financial statements and quarterly reviews and audit of internal controls over financial reporting.

(2) Audit Related Fees include consultations on financial accounting and reporting matters as well as assurance services on the Corporation’s broker-dealer subsidiary.

OTHER AUDIT COMMITTEE MATTERS

Audit Committee Financial Expert

The Board of Directors has determined that R. Bradford Burnette and Tommy E. Looper meet the criteria specified under applicable SEC regulations for “audit committee financial experts” as defined in Item 401(h)(2) of the SEC’s Regulation S-K. Both Mr. Burnette and Mr. Looper are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934 and as required under the listing standards of the Nasdaq Stock Market.

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is included on the Company’s website, www.nexitybank.com, under the Investor Relations tab.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring that all services from the outside independent auditors must be pre-approved by the Audit Committee.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion & Analysis (CD&A)

This Compensation Discussion and Analysis (“CD&A”) describes the Corporation’s compensation philosophy and policies for 2007 as applicable to the Corporation’s executives, including the Named Executive Officers (“NEOs”). The NEOs are Mr. Greg Lee, Chairman of the Board & CEO; Mr. David Long, President; Mr. John Moran, EVP & Chief Financial Officer, Mr. Kenneth Vassey, EVP & Senior Lending Officer; and Ms. Cindy Russo, EVP, Operations. The CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation, and it provides context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.

Compensation Philosophy and Objectives

The central principle of the Corporation’s compensation philosophy is that executive compensation should be aligned with shareholder value and determined primarily by the Corporation’s financial performance. The policies and underlying philosophy governing the Corporation’s compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•	Attract and retain quality talent, which is critical to both the short-term and long-term success of the Corporation.

•	Reinforce strategic performance objectives through the use of incentive compensation programs.

•	Create a mutuality of interest between executive officers and stockholders through compensation structures that share the rewards and risks of strategic decision-making.

•	Require executives to achieve substantial levels of ownership of stock in the Corporation to align the executives’ interests with those of the stockholders through a variety of plans.

•	Provide compensation that has been and will continue to be tax deductible.

The Corporation’s total compensation package for its NEOs takes into account asset size, growth, and performance of the organization. The Corporation targets base compensation for NEOs at the market median for banks of similar asset size, region, and performance. In order to recruit and retain talented executive officers, the Corporation may compensate select executives and officers above the market median based on experience and market availability. In addition, the Corporation’s variable pay programs (annual incentives and long-term incentives) are structured to increase overall compensation to the 75th percentile or higher if annual and long-term performance expectations are exceeded. Key officers of the Bank are also eligible to participate in executive benefit programs that are designed to ensure adequate benefits at retirement, death, or disability. These benefit programs are also designed to act as a retention device for key officers of the Bank.

Compensation-Related Governance and Role of the Compensation Committee

Committee Charter and Members

The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to compensation of the Corporation’s executive officers. It evaluates and recommends to the Board appropriate policies and decisions relative to executive officer salaries, benefits, bonuses, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in the Corporation’s proxy statement. The Charter of the Compensation Committee is available on the Corporation’s website (www.nexitybank.com), and is also available in print upon request (submit request for copies of the Charter to Nexity Financial Corp., Attn: Investor Relations, 3500 Blue Lake Drive, Suite 330, Birmingham, Alabama 35243). As of December 31, 2007, the members of the Corporation’s Compensation Committee are Tommy E. Looper (Chairperson), Randy K. Dolyniuk, William L. Thornton, III, and R. Bradford Burnette, each of whom is “independent” within the meaning of the listing standards of NASDAQ, is a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Interaction with Consultants

The Compensation Committee has historically engaged a compensation consultant to provide input on both board and executive compensation issues. Since 2005, the Compensation Committee has retained Clark Consulting to assist with several projects. Clark Consulting is a firm that specializes in compensation matters for the banking industry. The consultant reports directly to the Compensation Committee through the committee chair. All consulting projects performed by Clark Consulting are reviewed, approved and discussed with the Compensation Committee. Compensation projects with which the consultant assisted included an overall compensation review for the executive officers, reviewing the Corporation’s employment agreements, and assisting with the design of the Corporation’s compensation philosophy.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee frequently requests the CEO to be present at Committee meetings to discuss executive compensation and evaluate Corporation and individual performance. Occasionally other executives may attend a Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present. The Committee also determines the compensation for other NEOs to recommend to the full board, based on the CEO’s recommendations and input from Clark Consulting.

Compensation Committee Activity

In 2007, the Compensation Committee met four times and took the actions listed below.

•

Engaged legal counsel to modify existing executive employment agreements to comply with Section 409A of the Internal Revenue Code and to ensure the terminology used in the agreements is consistent with existing salary continuation agreements.

•	Approved the 2007 Annual Bonus Plan.

•	Approved a profit sharing contribution of 3% to the Corporation’s 401(k) Plan for 2007.

•	Approved an increase in the projected Salary Continuation Plan benefit to 34% of final pay for Messrs. Lee, Long, and Moran.

In January 2008, the Compensation Committee met and took the actions listed below.

•	Approved the payment of bonuses for 2007 under the 2007 Annual Bonus Plan.

•	Approved salary increases for the CEO, CFO, and President for 2008.

Compensation Framework

The discussion of the Corporation’s compensation framework in this section of the CD&A describes the following three aspects of our executive compensation policies and programs:

•	Pay components – a discussion of each element of total compensation, including the rationale for each and how each component relates to the total compensation structure.

•	Pay level – the factors used to determine the compensation opportunity, or potential payment amount at different performance levels, for each pay component.

•	Relationship to performance – how the Corporation determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

Pay Components—Overview

The Corporation’s executive compensation program includes the components listed below.

•	Salary – fixed base pay that reflects each executive’s position, individual performance, experience, and expertise.

•

Annual Cash Bonus Pool – pay that varies based on performance against annual business objectives; the Corporation communicates the associated performance metrics, goals, and award opportunities (expressed as an uncapped bonus pool based on Corporation performance) to the executives at the beginning of the year.

•	Long-Term Incentives – equity-based awards (Restricted Stock and Stock Options) with values being determined by the Board of Directors on a subjective basis.

•	401(k) Retirement Savings Plan, which includes profit-sharing contributions.

•	Executive Retirement Benefits – the CEO and other NEOs have Supplemental Executive Retirement Plan agreements defined as a “Salary Continuation Agreement.”

•

Other Compensation – perquisites consistent with industry practices in comparable banks, as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage. Certain executives also participate in the Corporation’s Split Dollar Life Insurance Plan and additional variable life insurance policies. Certain executives also receive an automobile allowance or personal use of a Corporation owned vehicle, club membership/dues, and board of director fees.

Salary. The Corporation pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Corporation. The Corporation targets salaries at the 50th percentile of competitive practice. There is no specific weighting applied to the factors considered, and the Committee uses its own judgment and experience in determining appropriate salaries within the parameters of the compensation philosophy. The Committee annually examines compensation levels and trends observed in the market for financial institution executives.

Salary decisions also take into account the positioning of projected total compensation with the implementation of incentive-based programs. Therefore, salaries can be a relatively smaller element in the total executive officer compensation package as the Corporation has introduced pay-for-performance programs over the past five years. Prior to recommending salary increases to the Board, the Committee considers change in responsibility, inflation, and other trends in the regional market.

On January 19, 2008, the Corporation’s Board approved salaries for all executive officers for 2008, effective January 1, 2008. Based on recommendations from the Compensation Committee, the Board approved a 4% salary increase for each NEO.

Annual Cash Bonus Pool. The Corporation uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. In 2007, the Corporation established an Annual Bonus Plan (the “Plan”) to reward Messrs. Lee, Long, and Moran for accomplishing annual financial objectives. The 2007 plan utilizes an uncapped pool approach that is based on Corporation performance. The financial measures considered are the level of pre-tax income, earnings per share, return on equity, the net charge-off ratio, the nonperforming assets to total assets ratio, and growth in total assets. Mr. Ken Vassey’s bonus is specifically related to his position. Mr. Vassey is paid 0.02% of the total production of the lending staff.

Mr. Vassey is eligible for up to a 30% cash bonus of his base salary based on three Asset Quality ratios: 10%—Past Dues, 10%—Non-Performing Loans, and 10%—Net Charge-Off Ratio. If the Past Due ratio is 1.0% or less, then 10% of his base salary is earned; if 1.01% to 1.25%, then 5% is earned; if 1.26% to 1.50%, then 2.5% is earned; and if over 1.50%, no bonus is earned. If non-performing assets to total assets are 0.50% or less, then 10% of base salary is earned; if 0.51%—0.75%, then 5% of base salary is earned; if 0.76%—1.0%, then 2.5% of base salary is earned; and if over 1.0%, no bonus is earned. If the net charge-offs to average loans ratio is 0.15% or less, then 10% of base salary is earned; if 0.16%—0.25%, then 5% of base salary is earned; if 0.26%—0.50%, then 2.5% of base salary is earned; and if over 0.50%, no bonus is earned. (The net charge-off ratio is not to include Live Capital loans or lease charge offs originated prior to January 1, 2003.) Ms. Russo’s bonus is based on the overall performance of the Corporation and her effectiveness in managing the operations of the Corporation and is subjective in nature.

The targets for the Plan are set annually by the Committee, with discretionary adjustments possible from time to time. Target performance levels are based upon historic patterns of Corporation performance and strategic objectives. A performance threshold for each measure ensures that bonuses are not paid for substandard accomplishments. For executive officers other than the CEO, consideration is given to overall corporate performance and performance of the specific areas of the Corporation under a participant’s direct control. When setting measures and goals for other executive officers, the Committee considers the CEO’s input. Using a combination of corporate and individual/team goals supports the accomplishment of overall Corporation objectives and also rewards individual contributions.

The Plan sets a maximum award of 12% of pre-tax income and an allocation of the award of 40% to Mr. Lee, 30% to Mr. Long, and 30% to Mr. Moran. The Plan also sets 5 criteria for the award, each with a weighting percentage, and a range of acceptable performance within each of the criteria that would award the executives from 0% for below the range results to 100% for exceeding the specified range. If performance results achieved are between the ranges of acceptable performance, the award will be determined ratably for each criterion.

The 5 criteria for the award are listed below with the assigned weighting and the acceptable range of performance:

Criteria	Weighting	Range of Acceptable Performance
Earnings Per Share	25%	$0.60 to $0.74
Return on Equity	25%	8.00% to 10.00%
Net Charge-Off Ratio	15%	0.00% to 0.50%
NPA/TA Ratio	15%	0.00% to 1.00%
Asset Growth	20%	10.00% to 20.00%

The Corporation was in the acceptable range on earnings per share, return on equity, and the net charge-off ratio; however, the Corporation was not in the acceptable range on the nonperforming assets to total assets ratio and growth in total assets. The total bonus earned by Messrs. Lee, Long, and Moran under the Plan was $171,618. After taking into account the Corporation’s overall performance and the individual performance of each NEO, the Compensation Committee increased the bonus pool by $98,382 to $270,000. The table below shows the actual award for each NEO that was earned in 2007 and paid in 2008.

Executive	Actual Award	Commission Award*
Greg L. Lee	$108,000	n/a
David E. Long	$81,000	n/a
John J. Moran	$81,000	n/a
Kenneth T. Vassey	$39,400	$89,102
Cindy W. Russo	$43,550	n/a

*	Included in salary

Long-Term Incentives (“LTI”). The Corporation uses long-term incentives to encourage ownership, foster retention, and align executives’ interests with the long-term interests of shareholders. The Corporation has an Incentive Stock Compensation Plan which includes the use of restricted stock awards and stock options for long-term executive officer compensation. When determining long-term compensation awards for executive officers other than the CEO, the Committee considers the CEO’s input. The Corporation has not granted any restricted stock awards since inception of the Plan. Individual stock option grants have been typically granted on a bi-annual basis. The Corporation granted Messrs. Lee, Long, and Moran 1,000 options each at an exercise price of $12.00 per share and a grant-date fair value of $4.04 per share. In the past, the Board awarded stock options using a discretionary methodology based on prior grants and options available in the future. In 2008, the Compensation Committee plans to consider a performance-based equity granting methodology based on the performance of the Corporation and the individual plan participant.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,819,955	$6.90	260,123

Total	1,819,955	$6.90	260,123

401(k) Retirement Savings Plan. The Corporation sponsors a 401(k) Savings Plan (the “401(k) Plan”) pursuant to which the Corporation makes contributions through an employer match on employee contributions and an annual profit-sharing contribution. All employees working at least 1,000 hours a year are eligible to participate in the 401(k) Plan. The Bank matches 50% of each $1.00 an employee contributes up to a maximum employer match of 3% of the employee’s gross salary. In addition, the Bank makes an annual profit-sharing contribution to the 401(k) Plan in January following the end of each calendar year. The amount of the profit sharing contribution is equal to 3% of the employee’s gross salary with a maximum determined by the IRS.

Both the employer match and the profit-sharing contribution are subject to a vesting schedule as follows:

Years of Employment (1000+ hours each year)	Percent Vested
1	20%
2	40%
3	60%
4	80%
5	100%

Executive Retirement Benefits. The Corporation also has non-qualified, unfunded supplemental executive retirement plan arrangements or “Salary Continuation Agreements” in place for the NEOs, Messrs. Lee, Long, Moran, Vassey, and Ms. Russo.

The Corporation provides Salary Continuation Agreements to the NEOs as an important part of their overall compensation package. From a competitive standpoint, Salary Continuation Agreements are a common component of competitive compensation with seventy-four percent (74%) of the Corporation’s peer group utilizing deferred compensation or salary continuation arrangements. In addition, the Corporation’s Salary Continuation Agreements include important retention provisions that protect the Corporation upon the officer’s termination of employment. In the end, the Corporation’s Salary Continuation Agreements help support the objective of maintaining a stable, committed, and qualified team of key executives that are focused on the long-term performance of the Corporation.

The Corporation currently has Salary Continuation Agreements with Messrs. Lee, Long and Moran that have been in place since 2004. For Messrs. Lee, Long, and Moran, the Salary Continuation Agreement allocates a supplemental retirement benefit to each officer of 30% to 45% of final pay for fifteen (15) years starting at age 65. In 2007, the Salary Continuation benefits for these officers were projected at 33% of final pay, with the exception of a change-in-control provision which would provide for 45% of final pay at age 65 for Messrs. Lee, Long, and Moran. For 2008, the Board approved an increase in the projected Salary Continuation Plan benefit to 34% of final pay for Messrs. Lee, Long, and Moran. Each year the benefit for each officer can be increased by 1% per plan year at the discretion of the Board of Directors. The program also incorporates a 10 year vesting schedule and includes provisions for voluntary termination, involuntary termination, termination for cause, disability, death, and change in control. Please see the supplemental executive retirement plan table and the post-termination narrative for more detail.

Salary Continuation Agreements for Mr. Vassey and Ms. Russo were approved by the Corporation in December 2006. These agreements provide a fixed annual benefit payable in equal monthly installments for 15 years starting at age 65. The program incorporates a 10 year vesting schedule and includes provisions for voluntary termination, involuntary termination, termination for cause, disability, death, and change in control.

Other Compensation. The NEOs participate in the Corporation’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs. Mr. Lee, Mr. Vassey, and Ms. Russo receive an automobile allowance. Mr. Long and Mr. Moran have personal use of Corporation owned vehicles. Messrs. Lee, Long and Moran receive Board of Director fees, paid country club memberships, and participate in a split dollar life insurance plan. Mr. Vassey and Ms. Russo participate in a split dollar life insurance plan. The split dollar life insurance policies have the following death benefits: Mr. Lee-$3 million, Mr. Long-$2.5 million, Mr. Moran-$2.5 million, Mr. Vassey-$250,000, and Ms. Russo-$250,000. In addition, NEOs have additional whole life insurance policies with the following death benefits: Mr. Lee-$591,930, Mr. Long-$559,428, Mr. Moran-$572,686, Mr. Vassey-$259,648, and Ms. Russo-$256,755.

Pay Level and Benchmarking

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Corporation, the individual’s experience and expertise, the pay levels for peers within the Corporation, pay levels in the marketplace for similar positions, and performance of the individual and the Corporation as a whole. The Compensation Committee is responsible for recommending pay levels for the NEOs to the Board for approval.

As noted earlier, the Corporation’s compensation structure is designed to position an executive’s total compensation at the 50th percentile of peers when performance expectations are met and at the 75th percentile of peers or higher when performance expectations are exceeded. In 2005, the Compensation Committee worked with Clark Consulting to review total compensation levels for the NEOs. Total compensation consists of base salary; annual cash incentives; all forms of equity compensation; and all other forms of compensation, such as salary continuation accruals.

The primary data source used in setting competitive market compensation levels for the NEOs is the information publicly disclosed by a 2005 Peer Group of the 19 companies listed in the following table. These companies, which have been carefully considered by the Compensation Committee for inclusion in the 2005 Peer Group, include banks of similar size and business strategy (e.g., high asset growth). The Corporation plans to update this peer group analysis in 2008 utilizing updated proxy information to reflect current growth and performance. In addition, the Corporation may use an additional peer group of high performing banks in strategic planning and investor presentations. This peer group is taken into consideration in selection of the compensation peer group and overlap is considered for publicly-traded banks. Of the publicly-traded banks in the high-performing peer group, all 19 were included in the 2005 Peer Group.

2005 PEER GROUP

Corporation Name (Ticker)	Corporation Name (Ticker)

Berkshire Bancorp Inc. (BERK)	HopFed Bancorp, Inc. (HFBC)
Capital Bank Corporation (CBKN)	United Bancshares, Inc. (UBOH)
Pocahontas Bancorp, Inc. (PFSL)	Citizens South Banking Corp. (CSBC)
Peoples Community Bancorp, Inc. (PCBI)	American Bank Incorporated (AMBK)
Pacific Mercantile Bancorp (PMBC)	Dearborn Bancorp, Inc. (DEAR)
QCR Holdings, Inc. (QCRH)	Eagle Bancorp, Inc. (EGBN)
BCSB Bankcorp, Inc. (MHC) (BCSB)	Temecula Valley Bancorp, Inc. (TMCV)
Integrity Financial Corporation (IFCB)	Alliance Bankshares Corporation (ABVA)
First PacTrust Bancorp, Inc. (FPTB)	First Capital Bancorp, Inc. (FCBX)
Centerstate Banks of Florida, Inc. (CSFL)

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team. As noted above, notwithstanding the Corporation’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances, the amount and structure of compensation paid to an NEO results from arm’s-length negotiations with the NEO. These negotiations reflect the increasingly competitive market for high quality, proven managerial talent in the banking industry.

Review of Prior Amounts Granted and Realized. The Corporation desires to motivate and reward executives relative to driving superior future performance, so the Corporation does not currently consider prior stock compensation gains as a factor in determining future compensation levels.

Adjustment or Recovery of Awards

The Corporation has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback”, of incentive awards in the event of misstated or restated financial results. However, under Section 304 of Sarbanes-Oxley, if the Corporation is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Corporation for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Corporation during those 12 months.

Timing of Equity Grants

The Corporation has not adopted a policy regarding the timing of equity grants. However, the Board of Directors, attempts to grant stock options only after the Corporation has made its normal quarterly earnings release and in periods where the Board does not anticipate any significant price fluctuations immediately after the grant.

Stock Ownership Guidelines

The Board does not have any guidelines for stock ownership by Board members or management and does not believe that guidelines are necessary at this time.

Employment Agreements and Post-Termination Payments

The Corporation has entered into employment agreements with each of the NEOs, with the exception of Ms. Russo. On December 13, 2000, the Corporation entered into automatic-renewing three-year employment agreements with Mr. Greg L. Lee, Chairman of the Board and Chief Executive Officer, Mr. David E. Long, President, and Mr. John J. Moran, Executive Vice President and Chief Financial Officer. These agreements have a continuous three-year term unless any of the parties to the agreements give notice of their intent not to renew the agreement. The agreements specify that in certain defined “Terminating Events”, the Corporation will be obligated to pay each of the three senior executives a severance amount. These Terminating Events include disability, change of control, death, voluntary termination, and involuntary termination. Refer to the post-termination narrative for additional detail. Messrs. Lee, Long, and Moran are also eligible to participate in all of the Corporation’s incentive and stock plans that are available to executive officers including the Annual Cash Bonus Pool and the Incentive Stock Compensation Plan as described in the Long-Term Incentive summary.

Non-compete and nonsolicitation provisions are included in the agreements which prohibit the executives from entering into an employment relationship or consulting agreement with any other bank, thrift, lending or financial institution which has as its primary business strategy Internet Banking within one year of the anniversary date of termination. However, these provisions only apply if the agreements with the Corporation are terminated for cause or for any reason other than involuntary termination or a material breach of the agreement by the Corporation.

Each employment agreement provides the same severance package in the event of a change of control and involuntary termination for Messer’s Lee, Long, and Moran. Each of these three NEOs would receive (i) three times current cash compensation, (ii) 36 months of continued benefits and certain paid perquisites, (iii) accelerated vesting in unvested equity, (iv) vesting in the Salary Continuation Agreement, and (v) a gross up payment for any excise and income taxes triggered by the severance payment. The benefits provided in the Salary Continuation Agreement also become fully vested in the event of a change in control and a voluntary termination. The employment agreements provide for Messer’s Lee, Long, and Moran in the event of involuntary termination of employment (other than for cause, disability or retirement, as defined), or voluntary termination for any reason, the executive will receive severance (less applicable taxes and other deductions), a lump sum equal to (i) 1.5 times the executive’s cash compensation, (ii) continued benefits and certain paid perquisites for 18 months (iii) accelerated vesting in unvested equity, and (iv) a lump sum Salary Continuation distribution. The severance benefit for a voluntary termination for any reason for these three executives was necessary in order to recruit these officers to the Corporation from previous employers.

Under the employment agreements, for purposes of determining compensation that is not fixed (such as a bonus), the annual amount of such unfixed compensation shall be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination. If the executive becomes disabled, the agreements provide for (i) salary continuation and continued benefits and certain paid perquisites for 180 days after termination, (ii) vesting in the Salary Continuation Agreement, and (iii) accelerated vesting in unvested equity. If the executive dies while employed by the Corporation, the agreements provide for (i) salary continuation and continued benefits and certain paid perquisite for 180 days after termination, (ii) a lump sum Salary Continuation distribution, (iii) accelerated vesting in unvested equity, and (iv) death benefits from the whole life and split dollar life insurance policies. In addition, the Corporation has the right to terminate each executive’s employment at any time during the Term (i) for Cause, (ii) if the executive becomes Disabled, (iii) upon the executive’s death, or (iv) without Cause.

In 2001, the Corporation also entered into an automatic-renewing two-year employment agreement with Kenneth T. Vassey, EVP & Senior Lending Officer. The agreement will have a continuous two-year term unless any of the parties to the agreement gives notice of their intent not to renew the agreement. The agreement specifies that in the event of an involuntary termination other than for cause, as defined in the agreement, the Corporation will be obligated to pay Mr. Vassey the minimum cash compensation specified in the agreement ($150,000) for a period of one year after termination and to provide him with health coverage during the same period. In the event Mr. Vassey was terminated other than “for cause,” Mr. Vassey would be subject to a non-compete covenant for the one-year severance period. Please see the post-termination narrative for additional details.

Tax and Accounting Considerations

The Corporation takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with various types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123(R), Share-Based Payments), the Corporation must expense the grant-date fair value of share-based grants such as restricted stock and SARs settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. The current Annual Incentive Bonus Pool and the Incentive Stock Compensation Plan are designed to constitute “performance based compensation.” All of the compensation the Corporation paid in 2007 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Corporation.

Conclusion

The Corporation believes its compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size and growth experience. The important information explaining the rationale, structure and components of compensation is provided to allow shareholders a greater understanding of philosophies and compensation payments.

Summary Compensation Table (SCT)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Greg L. Lee, Chairman of the Board & CEO	2007 2006	341,000 327,500	na na	na na	14,767 10,725	108,000 350,000	29,286 25,313	117,931 117,773	610,984 831,311

David E. Long, President	2007 2006	244,500 235,000	na na	na na	11,192 7,150	81,000 230,000	16,158 13,994	103,396 105,886	456,246 592,029

John J. Moran, EVP & CFO	2007 2006	244,500 235,000	na na	na na	11,192 7,150	81,000 230,000	17,515 15,165	92,709 94,684	446,916 581,999

Kenneth T. Vassey, EVP & Senior Lending Officer	2007 2006	286,102 327,866	na na	na na	3,575 3,575	39,400 56,700	4,172 295	36,974 36,141	370,223 429,783

Cindy W. Russo, EVP - Operations	2007 2006	166,500 160,000	na na	na na	3,575 3,575	43,550 65,000	2,456 166	35,832 34,957	251,913 267,692

Summary Compensation Table (SCT)—Narrative

Salary(c): For Mr. Vassey, this includes salary of $197,000 and $189,000 plus commission of $89,102 and $138,866 in 2007 and 2006, respectively.

Option Awards (f): These amounts represent the dollar amount of compensation cost recognized during 2007 and 2006 based on the grant date fair value of the Named Executive Officer’s option awards in accordance with SFAS 123R. See Note 16 to the audited consolidated financial statements included in the Corporation’s Annual Report on Form 10-K filed on March 12, 2008 for the assumptions used in determining compensation cost for options granted in accordance with SFAS 123R. There were no forfeitures of option awards by any Named Executive Officer during 2007 and 2006.

Non-Equity Incentive Plan Compensation (g): The Corporation has an Annual Bonus Plan (the “Plan”) to reward executive officers for accomplishing annual financial objectives. The Plan utilizes an uncapped pool approach that is based on Corporation performance. The details of the Plan are described above in the Annual Cash Bonus Pool section of the Compensation Discussion & Analysis.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (h): The Corporation has SERP agreements with Messrs. Lee, Long, Moran, Vassey, and Ms. Russo. The amounts in this column reflect the annual cost to the Corporation for these agreements.

All Other Comp. (i): Other compensation in 2007 for the NEOs includes the total of the following benefits and perquisites:

Name	Auto Allowance / Personal Use of Corporation Owned Vehicle ($)	Employer 401(k) Contribution ($)	Profit Sharing ($)	Split- dollar Life Insurance Imputed Income ($)	Supplemental Whole Life Insurance Premiums ($)	Club/ Membership Dues ($)	Director Fees Earned or Paid in Cash ($)	Health Insurance ($)	Total ($)
Greg L. Lee	18,000	6,750	6,750	3,900	17,989	5,798	49,000	9,744	117,931

David E. Long	9,775	6,750	6,750	2,538	12,311	14,528	41,000	9,744	103,396

John J. Moran	6,531	6,750	6,750	2,763	12,862	4,809	42,500	9,744	92,709

Kenneth T. Vassey	9,000	6,750	6,750	533	4,197	0	0	9,744	36,974

Cindy W. Russo	7,200	6,750	6,750	575	4,813	0	0	9,744	35,832

Employment Agreements: The Corporation has employment agreements with Messrs. Lee, Long, Moran, and Vassey. The material terms of each named executive officer’s employment agreement are described above in the Compensation Discussion & Analysis.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards by the Corporation during the fiscal year ended December 31, 2007 to the named Executive Officers issued under the Corporation’s 1999 Incentive Stock Compensation Plan. The amounts shown in the Summary Compensation Table under Option Awards reflect the compensation cost for awards made in 2005 and 2007. The Corporation does not have defined thresholds, targets, or maximums under the non-equity incentive plan or the equity incentive plan.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Greg L. Lee	01/29/07	na	na	na	na	na	na	na	1,000	12.00	4,042
David E. Long	01/29/07	na	na	na	na	na	na	na	1,000	12.00	4,042
John J. Moran	01/29/07	na	na	na	na	na	na	na	1,000	12.00	4,042

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by each Named Executive Officer on December 31, 2007.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Greg L. Lee	75,000	0	na	$4.00	01/19/10	na	na	na	na	1/19/2003
Greg L. Lee	200,000	0	na	$4.00	03/26/09	na	na	na	na	3/26/2002
Greg L. Lee	1,000	0	na	$12.00	01/29/17	na	na	na	na	1/29/2007
Greg L. Lee	2,500	0	na	$12.00	01/21/14	na	na	na	na	1/21/2004
Greg L. Lee	18,750	0	na	$12.00	12/17/13	na	na	na	na	12/17/2006
Greg L. Lee	6,250	0	na	$12.00	02/19/08	na	na	na	na	2/19/2003
Greg L. Lee	1,000	0	na	$13.50	12/14/15	na	na	na	na	12/14/2005
Greg L. Lee	5,000	2,500	na	$13.50	12/14/15	na	na	na	na	12/14/2008
Greg L. Lee	1,250	0	na	$14.00	01/19/15	na	na	na	na	1/19/2005
Greg L. Lee	37,500	0	na	$20.00	12/19/11	na	na	na	na	12/19/2004
David E. Long	62,500	0	na	$4.00	01/19/10	na	na	na	na	1/19/2003
David E. Long	200,000	0	na	$4.00	03/26/09	na	na	na	na	3/26/2002
David E. Long	1,000	0	na	$12.00	01/29/17	na	na	na	na	1/29/2007
David E. Long	2,500	0	na	$12.00	01/21/14	na	na	na	na	1/21/2004
David E. Long	12,500	0	na	$12.00	12/17/13	na	na	na	na	12/17/2006
David E. Long	6,250	0	na	$12.00	02/19/08	na	na	na	na	2/19/2003
David E. Long	1,000	0	na	$13.50	12/14/15	na	na	na	na	12/14/2005
David E. Long	3,334	1,666	na	$13.50	12/14/15	na	na	na	na	12/14/2008
David E. Long	1,250	0	na	$14.00	01/19/15	na	na	na	na	1/19/2005
David E. Long	25,000	0	na	$20.00	12/19/11	na	na	na	na	12/19/2004
John J. Moran	62,500	0	na	$4.00	01/19/10	na	na	na	na	1/19/2003
John J. Moran	200,000	0	na	$4.00	03/26/09	na	na	na	na	3/26/2002
John J. Moran	1,000	0	na	$12.00	01/29/17	na	na	na	na	1/29/2007
John J. Moran	2,500	0	na	$12.00	01/21/14	na	na	na	na	1/21/2004
John J. Moran	12,500	0	na	$12.00	12/17/13	na	na	na	na	12/17/2006
John J. Moran	6,250	0	na	$12.00	02/19/08	na	na	na	na	2/19/2003
John J. Moran	1,000	0	na	$13.50	12/14/15	na	na	na	na	12/14/2005
John J. Moran	3,334	1,666	na	$13.50	12/14/15	na	na	na	na	12/14/2008
John J. Moran	1,250	0	na	$14.00	01/19/15	na	na	na	na	1/19/2005
John J. Moran	25,000	0	na	$20.00	12/19/11	na	na	na	na	12/19/2004
Kenneth T. Vassey	46,875	0	na	$4.00	11/15/09	na	na	na	na	11/15/2002
Kenneth T. Vassey	18,750	0	na	$12.00	12/17/13	na	na	na	na	12/17/2006
Kenneth T. Vassey	1,667	833	na	$13.50	12/14/15	na	na	na	na	12/14/2008
Kenneth T. Vassey	3,750	0	na	$20.00	11/15/11	na	na	na	na	11/15/2004
Kenneth T. Vassey	25,000	0	na	$20.00	11/15/11	na	na	na	na	11/15/2004
Cindy W. Russo	18,750	0	na	$12.00	12/17/13	na	na	na	na	12/17/2006
Cindy W. Russo	1,667	833	na	$13.50	12/14/15	na	na	na	na	12/14/2008
Cindy W. Russo	18,750	0	na	$20.00	05/08/11	na	na	na	na	5/8/2005
Cindy W. Russo	6,250	0	na	$20.00	05/08/10	na	na	na	na	5/8/2004

Option Exercises and Stock Vested

The Corporation did not have any exercises of stock options or vesting of stock awards held by Named Executive Officers during the fiscal year ended December 31, 2007.

Supplemental Executive Retirement Plans

The Corporation provides Supplemental Executive Retirement Plans (SERP) through salary continuation agreements with each of the Named Executive Officers.

The 2007 benefit formula for Messrs. Lee, Long, and Moran is 33% of final salary, paid annually for 15 years starting at age 65, but may be increased by one percent per plan year, up to a maximum annual benefit of 45% of final salary at the discretion of the Board of Directors. For 2008, the Board has approved a one percent increase to 34% of final salary. Refer to the post-termination narrative for salary continuation benefits payable upon other termination events. The normal retirement age is defined as age 65 for all three officers. All projected benefits assume a 5% annual increase factor. Mr. Lee’s benefit is projected to be $263,206 per year for 15 years starting at age 65. Mr. Long’s benefit is projected to be $218,468 per year for 15 years starting at age 65. Mr. Moran’s benefit is projected to be $208,065 for 15 years starting at age 65. The present value of the accumulated benefit for each officer is the accrual balance as of December 31, 2007. The accrual balance is determined using a discount rate of 7%. The plans utilize a ten-year vesting schedule. The benefit formula is not based on years of service and thus the column Number of Years Credited Service is not applicable.

The salary continuation agreements for Mr. Vassey and Ms. Russo were effective December 29, 2006 and provide a fixed annual benefit payable in equal monthly installments for 15 years starting at age 65. Mr. Vassey’s initial benefit amount is $59,000 which increases $3,000 per year to a final annual benefit of $110,000 per year. Ms. Russo’s initial benefit amount is $30,000 which increases $3,000 per year to a final benefit of $75,000 per year. The present value of the accumulated benefit for each officer is the accrual balance as of December 31, 2007. The accrual balance is determined using a discount rate of 7%. The plans utilize a ten-year vesting schedule.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Greg L. Lee	Salary Continuation Plan	na	93,523	na
David E. Long	Salary Continuation Plan	na	51,833	na
John J. Moran	Salary Continuation Plan	na	56,166	na
Kenneth T. Vassey	Salary Continuation Plan	na	4,467	na
Cindy W. Russo	Salary Continuation Plan	na	2,622	na

Potential Payments Upon Termination or Change In Control

The discussion and tables below reflect the amount of compensation to each of the named executive officers of the Corporation in the event of termination of such executive’s employment. The amounts shown assume a termination date of December 31, 2007; such amounts are estimates. Amounts do not include compensation and benefits available to all of the Corporation’s general employees.

The Corporation has entered into separate employment agreements with Messrs. Lee, Long, Moran, and Vassey. The Corporation also has separate salary continuation agreements with Messrs. Lee, Long, Moran, Vassey, and Ms. Russo. Summaries of the agreements are provided in the Compensation Discussion & Analysis, and payments upon termination or change in control are specified in this section.

The information below applies to Messrs. Lee, Long, Moran, Vassey, and Ms. Russo unless indicated otherwise.

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination ($)	Termination by the Corporation Without Cause ($)	Termination For Cause[1] ($)	Disability ($)	Death ($)	Involuntary Termination Following a CIC ($)	Voluntary Termination Following a CIC ($)
Greg L. Lee
Salary	511,500	511,500	0	170,500	170,500	1,023,000	511,500
Annual Cash Incentive	391,500	391,500	0	0	0	783,000	391,500
Salary Continuation Plan[2]	74,818	93,523	0	253,078	93,523	940,243	394,665
Whole Life Insurance Death Benefit	0	0	0	0	591,930	0	0
Whole Life Insurance Premiums	26,984	26,984	0	8,995	0	53,967	26,984
Health Insurance Premiums	14,616	14,616	0	4,872	4,872	29,232	14,616
Split Dollar Life Insurance Death Benefit	0	0	0	policy maintained	3,000,000	policy maintained	policy maintained
Auto Allowance	27,000	27,000	0	9,000	9,000	54,000	27,000
Club/Membership Dues	8,697	8,697	0	2,899	2,899	17,394	8,697
280G Tax Gross-up	0	0	0	0	0	1,221,014	0
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0

TOTAL	1,055,115	1,073,820	0	449,343	3,872,724	4,121,850	1,374,961

David E. Long
Salary	366,750	366,750	0	122,250	122,250	733,500	366,750
Annual Cash Incentive	263,000	263,000	0	0	0	526,000	263,000
Salary Continuation Plan[2]	41,466	51,833	0	150,332	51,833	645,877	220,077
Whole Life Insurance Death Benefit	0	0	0	0	559,428	0	0
Whole Life Insurance Premiums	18,467	18,467	0	6,156	0	36,933	18,467
Health Insurance Premiums	14,616	14,616	0	4,872	4,872	29,232	14,616
Split Dollar Life Insurance Death Benefit	0	0	0	policy maintained	2,500,000	policy maintained	policy maintained
Personal Use—Corporation Vehicle	14,663	14,663	0	4,888	4,888	29,325	14,663
Club/Membership Dues	21,792	21,792	0	7,264	7,264	43,584	21,792
280G Tax Gross-up	0	0	0	0	0	855,685	0
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0

TOTAL	740,753	751,120	0	295,761	3,250,535	2,900,136	919,364

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination ($)	Termination by the Corporation Without Cause ($)	Termination For Cause[1] ($)	Disability ($)	Death ($)	Involuntary Termination Following a CIC ($)	Voluntary Termination Following a CIC ($)
John J. Moran
Salary	366,750	366,750	0	122,250	122,250	733,500	366,750
Annual Cash Incentive	263,000	263,000	0	0	0	526,000	263,000
Salary Continuation Plan[2]	44,933	56,166	0	159,538	56,166	652,931	233,891
Whole Life Insurance Death Benefit	0	0	0	0	572,686	0	0
Whole Life Insurance Premiums	19,293	19,293	0	6,431	0	38,586	19,293
Health Insurance Premiums	14,616	14,616	0	4,872	4,872	29,232	14,616
Split Dollar Life Insurance Death Benefit	0	0	0	policy maintained	2,500,000	policy maintained	policy maintained
Personal Use—Corporation Vehicle	9,797	9,797	0	3,266	3,266	19,593	9,797
Club/Membership Dues	7,214	7,214	0	2,405	2,405	14,427	7,214
280G Tax Gross-up	0	0	0	0	0	841,802	0
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0

TOTAL	725,602	736,835	0	298,761	3,261,644	2,856,071	914,560

Kenneth T. Vassey
Cash Compensation	0	150,000	0	0	0	150,000	0
Salary Continuation Plan[2]	447	447	0	196,680	4,467	196,680	196,680
Whole Life Insurance Death Benefit	0	0	0	0	259,648	0	0
Health Insurance Premiums	0	9,744	0	0	0	9,744	0
Split Dollar Life Insurance Death Benefit	0	0	0	0	250,000	0	0
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0

TOTAL	447	160,191	0	196,680	514,115	356,424	196,680

Cindy W. Russo
Salary Continuation Plan[2]	262	262	0	112,245	2,622	112,245	112,245
Whole Life Insurance Death Benefit	0	0	0	0	256,755	0	0
Split Dollar Life Insurance Death Benefit	0	0	0	0	250,000	0	0
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0

TOTAL	262	262	0	112,245	509,377	112,245	112,245

[1]	If Messrs. Lee, Long, and Moran are terminated for cause after a change in control, the payment would be the same as under Voluntary Termination.
[2]

The Salary Continuation Plan value under Voluntary Termination is the actual projected lump sum payment. For all other termination scenarios, incremental values are shown (i.e., the difference between the present value of the benefit less the vested amount under Voluntary Termination). Refer to the narrative text for more details.

Voluntary Termination

The agreements for Messrs. Lee, Long, and Moran allow the executives to terminate employment upon written notice for any reason and the executive will receive a severance payment of 1.5 times salary and annual incentive bonus, certain Corporation paid benefits and eligibility for Corporation benefits for 18 months. Salary is defined as the salary at the time of the termination. Annual incentive bonus is defined as the average annual incentive bonus over the three-year period immediately prior to termination. Corporation paid benefits include automobile, country club dues, a whole life insurance policy, and health insurance. The executives will remain eligible to share in any other employee benefits provided by the Corporation to executives, disability insurance, and all other benefits accorded general employees. The executives’ unvested stock options shall fully vest and become exercisable. The only unvested options were granted in 2005 and currently do not have any intrinsic value (because the grant price of $13.50 is greater than the December 31, 2007 price of $6.64). Stock options shall terminate 30 days after the date on which a grantee ceases to be an employee or director of the Corporation. Under the Salary Continuation Agreements, Messrs. Lee, Long, and Moran will receive 80% of the accrual balance in a lump sum payment.

Normal Retirement

Retirement prior to age 65 is treated the same as voluntary termination for the officers. Projected retirement benefits at age 65 are disclosed in the Supplemental Executive Retirement Plans section.

Termination by the Corporation Without Cause

The agreements for Messrs. Lee, Long, and Moran provide for severance payments and eligibility for benefits if the Corporation terminates their employment without cause. The executives will receive a severance payment equal to 1.5 times salary and annual incentive bonus, certain Corporation paid benefits, and eligibility for Corporation benefits for 18 months. Salary is defined as the salary at the time of the termination. Annual incentive bonus is defined as the average annual incentive bonus over the three-year period immediately prior to termination. Corporation paid benefits include automobile, country club dues, a whole life insurance policy, and health insurance. The executives will remain eligible to share in any other employee benefits provided by the Corporation to executives, disability insurance, and all other benefits accorded general employees. The executives’ unvested stock options shall fully vest and become exercisable. The ability to exercise stock options shall terminate 30 days after the date on which a grantee ceases to be an employee or director of the Corporation. Under the Salary Continuation Agreements, the executives will receive the accrual balance in a lump sum payment.

Per Mr. Vassey’s agreement, the Corporation may terminate his employment at any time other than “For Cause” and he would receive $150,000 for one year following the date of termination. He would also receive health insurance comparable to that maintained by the Corporation on behalf of Mr. Vassey prior to termination for one year.

Termination For Cause

If the Corporation terminates any of the NEOs for cause, the Corporation shall have no obligations to the executive as of the date of termination. However, if Messrs. Lee, Long, and Moran are terminated for cause after a change in control, then the payment is the same as under Voluntary Termination described above.

Disability

If Messrs. Lee, Long, or Moran becomes disabled, the agreements provide for continuation of salary, continued eligibility for Corporation benefits, and Corporation paid automobile, country club dues, whole life insurance, and health insurance for 180 days after disability. These executives become 100% vested in the benefit under the Salary Continuation Agreements which provides payments starting at age 65 for 15 years. Annual projected benefits under this plan include the following: Mr. Lee-$112,530, Mr. Long-$80,685, Mr. Moran-$80,685, Mr. Vassey-$62,000, and Ms. Russo- $33,000. The split dollar life insurance policies are maintained by the Corporation in the event of disability. Unvested stock options held by Messrs. Lee, Long, Moran, Vassey, and Ms. Russo shall fully vest and become exercisable. Stock options shall remain exercisable up to one year after termination for disability.

Death

The employment agreements for Messrs. Lee, Long, and Moran provide for certain pay and benefits in the event of death. The agreements provide for continuation of salary, continued eligibility for Corporation benefits, and Corporation paid automobile, country club dues, whole life insurance, and health insurance for 180 days after death. Under the Salary Continuation Agreements, the beneficiary will receive a lump sum payment if death occurs before retirement age. The beneficiaries will receive the death benefits from the whole life and split dollar life insurance policies. Unvested stock options held by Messrs. Lee, Long, Moran, Vassey, and Ms. Russo shall fully vest and become exercisable. Stock options shall remain exercisable up to one year after death.

Involuntary Termination Following a Change in Control

As specified in the employment agreements for Messrs. Lee, Long, and Moran, under involuntary termination following a change in control, the agreements provide for a severance payment equal to three times salary and annual incentive bonus, and certain Corporation paid benefits and eligibility for Corporation benefits for 36 months. Salary is defined as the salary at the time of the termination. Annual incentive bonus is defined as the average annual incentive bonus over the three-year period immediately prior to termination. Corporation paid benefits include automobile, country club dues, a whole life insurance policy, and health insurance. The executives will remain eligible to share in any other employee benefits provided by the Corporation to executives, disability insurance, and all other benefits accorded general employees for 36 months. The executives’ unvested stock options shall fully vest and become exercisable. Under the Salary Continuation Agreements, Messrs. Lee, Long, and Moran will receive 45% of their projected final pay starting at age 65 for 15 years. Annual projected benefits under this plan include the following: Mr. Lee-$348,361, Mr. Long-$289,149, Mr. Moran-$275,380, Mr. Vassey-$62,000, and Ms. Russo-$33,000. The split dollar life insurance policies will be maintained by the Corporation. Messrs. Lee, Long, and Moran will receive a gross-up payment to cover any excise and other income taxes triggered under IRC Section 280G.

Voluntary Termination Following a Change in Control

As specified in the Salary Continuation Agreements, Messrs. Lee, Long, and Moran would receive 45% of their final pay starting at age 65 for 15 years. Annual projected benefits under this plan include the following: Mr. Lee-$161,123, Mr. Long-$110,025, Mr. Moran-$110,025, Mr. Vassey-$62,000, and Ms. Russo-$33,000. The split dollar life insurance policies will also be maintained by the Corporation. Other payments are the same as specified under Voluntary Termination.

Director Compensation

Each director, including executive officers that are directors, receives an annual retainer fee of $12,000. Directors received $1,500 per regular or special board meeting attended during 2007. The Chairman of the Board (Mr. Lee) received $2,000 per regular or special board meeting of Nexity Financial Corporation attended during 2007. The Chairman of the Audit Committee (Mr. Burnette) received $1,500 for each Audit Committee meeting attended and other committee members received $500 for each committee meeting attended. Director fees for executive officers are included under “All Other Compensation” in the Summary Compensation Table.

Directors are also eligible to receive stock options under the 1999 Incentive Stock Compensation Plan. Each director was granted 1,000 stock options on January 29, 2007 at an exercise price of $12.00 per share with an expiration of 10 years and a grant date fair value of $4.04 per share.

The aggregate number of option awards outstanding at December 31, 2007 for each director was as follows: Ms. Slupe-212,000, Mr. Dolyniuk-212,000, Mr. Burnette-12,000, Mr. Thornton III-12,000, Mr. Looper-2,000, Mr. Stevens-1,000.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Denise Slupe	41,000	na	4,042	na	na	na	45,042
Randy Dolyniuk	43,500	na	4,042	na	na	na	47,542
Brad Burnette	42,000	na	4,042	na	na	na	46,042
William Thornton III	35,000	na	4,042	na	na	na	39,042
Tommy Looper	36,500	na	4,042	na	na	na	40,542
Mark Stevens	35,000	na	4,042	na	na	na	39,042

COMPENSATION COMMITTEE REPORT

In performing its oversight role, the Compensation Committee has considered and discussed the Compensation Discussion and Analysis (CD&A) with management. On February 19, 2008, the Compensation Committee recommended to the Board of Directors that the 2007 CD&A be included in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Tommy Looper (Chair)

Randy Dolyniuk

William Thornton

Brad Burnette

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information regarding the shares of Nexity Financial common stock beneficially owned by (i) each of our directors, (ii) the executive officers named in the Summary Compensation Table, and (iii) all of our directors and executive officers as a group. Shares indicated as being issuable under our stock option plan are subject to options that are currently vested or that will vest within 60 days. Except as noted below, each holder has sole voting and investment power with respect to shares listed as owned by such person or entity.

	Number of Shares Beneficially Owned		Percentage of Outstanding Shares of Common Stock (1)
Directors
R. Bradford Burnette	19,250	(2)	0.20%
Randy K. Dolyniuk *	318,112	(3)	3.36%
Greg L. Lee	473,537	(4)	5.00%
David E. Long	424,681	(5)	4.48%
Tommy E. Looper	33,000	(6)	0.35%
John J. Moran *	435,434	(7)	4.60%
Denise N. Slupe	321,663	(8)	3.40%
Mark A. Stevens	4,000	(9)	0.04%
William L. Thornton, III *	128,000	(10)	1.35%

Executive officers who are not directors
Cindy W. Russo	49,979	(11)	0.53%
Kenneth T. Vassey	114,792	(12)	1.21%
All directors and executive officers as a group (11 persons)	2,322,448		24.52%

(*)	Nominee for election.

(1)	The calculation is based on 7,769,394 shares of outstanding common stock and 1,703,174 shares of common stock that can be acquired within 60 days upon the exercise of stock options.

(2)	This includes 6,750 shares of common stock issuable to Mr. Burnette under the Corporation’s stock option plan.

(3)	This includes 206,750 shares of common stock issuable to Mr. Dolyniuk under the Corporation’s stock option plan.

(4)	This includes 343,000 shares of common stock issuable to Mr. Lee under the Corporation’s stock option plan.

(5)	This includes 310,084 shares of common stock issuable to Mr. Long under the Corporation’s stock option plan.

(6)	This includes 3,000 shares of common stock issuable to Mr. Looper under the Corporation’s stock option plan.

(7)	This includes 310,084 shares of common stock issuable to Mr. Moran under the Corporation’s stock option plan and 10,000 shares that Mr. Moran holds as custodian for the benefit of his children.

(8)	This includes 206,750 shares of common stock issuable to Ms. Slupe under the Corporation’s stock option plan.

(9)	This includes 2,000 shares of common stock issuable to Mr. Stevens under the Corporation’s stock option plan.

(10)	This includes 6,750 shares of common stock issuable to Mr. Thornton under the Corporation’s stock option plan and 11,250 shares that Mr. Thornton holds as trustee for the benefit of his child.

(11)	This includes 45,417 shares of common stock issuable to Ms. Russo under the Corporation’s stock option plan.

(12)	This includes 96,042 shares of common stock issuable to Mr. Vassey under the Corporation’s stock option plan and 625 shares that Mr. Vassey holds as trustee for the benefit of his child.

5% BENEFICIAL OWNERS

As of February 28, 2008, Greg L. Lee, Chairman of the Board and Chief Executive Officer owned 473,537 (5.00%) shares of the Corporation’s outstanding common stock and stock options exercisable within sixty days. Mr. Lee’s ownership is described above. The Corporation knows of no other person or group that owns beneficially more than 5% of our common stock, except for T. Rowe Price Associates, Inc.

Based on the Schedule 13G filed on February 14, 2008 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc., they hold a combined aggregate of 605,000 shares for the benefit of certain clients, none of which has voting or dispositive power with respect to more than 5% of the Corporation’s outstanding common stock. Information as to the holdings of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is set forth in the following table.

	Amount and Nature of Beneficial Ownership
	Common Stock Benefically Owned
Name of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percent of Common Stock (2)
T. Rowe Price Associates, Inc.	0	0	605,000	0	6.39%
100 E. Pratt Street
Baltimore, Maryland 21202

T. Rowe Price Small-Cap Value Fund, Inc. (1)	605,000	0	0	0	6.39%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	The aggregate amount included for T. Rowe Price Small-Cap Value Fund, Inc. is also included in the aggregate amount reported for T. Rowe Price Associates, Inc. These securities are owned by various individuals and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities.

(2)	The percent of Common Stock has been calculated based on the same assumptions as set forth in the immediately preceeding table.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Mauldin & Jenkins Certified Public Accountants, LLC (“Mauldin & Jenkins”) has been independent public accountants for the Corporation since April 2006. The Corporation recommends that the stockholders ratify the selection by the Board of Directors of the Corporation of Mauldin & Jenkins Certified Public Accountants, LLC as independent public accountants for the Corporation during the year ending December 31, 2008. Representatives of such firm are expected to be present at the annual meeting and to have the opportunity to make a statement or respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation has had in the past, and expects to have in the future, loan transactions in the ordinary course of its business with directors, executive officers, and affiliates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risks of collectibility or present other unfavorable features. The aggregate amount of loans outstanding to such related parties at December 31, 2007, 2006 and 2005 were approximately $6,673,890, $1,009,000, and $1,043,000, respectively. These loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s Directors, executive officers and 10% shareholders to file reports of holdings and transactions in the Corporation’s common stock with the Securities and Exchange Commission. Based on a review of Section 16(a) reports received by the Corporation and written representations from its Directors and executive officers, the Corporation believes that all of its executive officers, Directors and 10% shareholders have made all filings required under Section 16(a) for 2007 in a timely manner.

AVAILABILITY OF THE CORPORATION’S ANNUAL REPORT

A copy of the Corporation’s 2007 Annual Report on Form 10-K is enclosed with this proxy statement. Additional copies are available free of charge to each stockholder of record upon written request to the Corporate Secretary, Nexity Financial Corporation, 3500 Blue Lake Drive, Suite 330, Birmingham, Alabama 35243.

By Order of the Board of Directors

GREG L. LEE

Chairman of the Board

and Chief Executive Officer

Birmingham, Alabama

March 20, 2008

PROXY

NEXITY FINANCIAL CORPORATION

3500 Blue Lake Drive, Suite 330

Birmingham, Alabama 35243

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Denise N. Slupe and R. Bradford Burnette, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Nexity Financial Corporation held of record by the undersigned on February 28, 2008 at the annual meeting of shareholders to be held on April 24, 2008 or any adjournment thereof.

1.	ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below.

Randy K. Dolyniuk	John J. Moran	William L. Thornton, III

2.	PROPOSAL TO RATIFY SELECTION OF MAULDIN & JENKINS CERTIFIED PUBLIC ACCOUNTANTS, LLC as independent public accountants for the Corporation for the year ending December 31, 2008.

☐    FOR                    ☐ AGAINST                    ☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2 and in the discretion of the proxy holder as to all other matters.

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated

Signature

Signature if held jointly

Please Mark, Sign, Date, and Return the Proxy Promptly Using the Enclosed Envelope.